Exhibit 10.4
Pepperidge Farm, Inc.

12/23/2009 11:30:44 version 2

Purchase Order

Billing Address	Information

PEPPERIDGE FARM, INCORPORATED	Document Number	4500684314
ATTN: ACCOUNTS PAYABLE	Document Date	DEC-23-2009
PO BOX 95008	Vendor No.	146443
CAMDEN NJ	Buyer	Judy Smith
	Buyer Phone	1.435.750.8452

Vendor Address	Fax	1.435.750.8459
ENERGY EDGE TECHNOLOGIES CORP	Email	judy_smith@pepperidgefarm.com
8716 BAY CREST LN TAMPA FL 33615
USA	Currency	USD
	Payment Terms	Z001
Shipping Address	Description	Net Cash - Default Term
Richmond Plant	Inco Terms	002
Pepperidge Farm Inc.	Description	FOB DEST FRT PREPAID ADD
901 N. 200 W RICHMOND UT 84333 USA	Inco Terms (Part 2)

Item No Material/Descript Quantity UM Delivery Date/Time Net Price Per Net Amount
. CONFIRMATION - DO NOT DUPLICATE . Phone Order 12-23-09 Bill Poulos Quote #21343 dated 12-15-2009 . ATTENTION: Engineering Requested by: Layne Barthlome Delivery: Stock/Warehouse/UPS Ground . 10 9.00 EA FEB-01-2010/00:00:00349.011 224W 6-Lamp Gasketed T8 Fixture Vendor Material No.: 224W 6-LAMP GASKETED T8 FIXTURE 224W 6-Lamp Gasketed T8 Fixture w/ Hanger . INCLUDES: 6 each/Fixture, Total of 54 Shatter Protected F32T8 High Vision Lamps . 1 each/Fixture, Total of 9 Female Twist Lock Cord w/ Hanger Hook . Net Value Total Amount	3,141.09
3,141.09
$ 3,141.09

Pepperidge Farm, Inc.

12/23/2009 11:30:44

Purchase Order
4500684314

NOTE: SUBJECT TO, AND ACCEPTANCE LIMITED TO, THE STANDARD TERMS AND CONDITIONS ATTACHED HERETO AND OTHER CONDITIONS OF SALE APPLICABLE TO THIS TRANSACTION

ACCEPTANCE OF THIS PURCHASE ORDER CONSTITUTES AGREEMENT TO THE FOLLOWING CONDITONS

1. Within one day after shipping each lot of material hereunder, Seller must transmit an invoice bearing this Purchase Order number, Seller's taxpayer identification number (or SSN if an individual) and a bill of lading, if applicable.  Failure to do so will result in the return of the unpaid invoice to Seller for clarification. Materials received, without invoices are held at Seller's risk and expense. All invoices, packages, and/or correspondence submitted must indicate the P.O. number, name of Company, Marketing Activity Authorization (MAA) number (if applicable) and invoice number as indicated on the P.O. For ingredients and packaging materials, all containers shall be properly labeled with Buyer's internal raw materials number. No Saturday, Sunday or holiday deliveries are permitted unless specified.

2.  Material safety sheets (MSDS) must be provided by Seller upon initial delivery, with any future delivery where product composition changes, and upon any MSDS update or revision. Glass or cadmium in any form is not acceptable.

3.  Seller guarantees that all materials supplied are the best of the grade specified and will conform to the description, quality, performance and Buyer's current specifications stated or, if not stated, to standard commercial specifications in the respective industry. For sales in the USA, Seller guarantees that all food materials and drug materials will comply with all applicable federal and state pure food laws, will not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act as amended (the "Act"), will not be articles which may not under the provisions of Section 404 of the Act be introduced into interstate commerce and will be free from organisms or chemicals which would make the materials unsuitable for processing. For sales in Canada, Seller guarantees that all food materials and drug materials will comply with all applicable Canadian and Provincial pure food laws and regulations, including, without limitation, the Canadian Meat Inspection Act and the Canadian Food and Drug Act and will be free from organisms or chemicals which would make the materials unsuitable for processing.  In the USA and Canada, all equipment shall conform to local, state or provincial, and federal laws and ordinances, as applicable.

4. Seller guarantees that all materials supplied hereunder will be free of any and all liens and encumbrances of any kind and Seller specifically waives any and all liens and/or security interests in any of the materials which it might otherwise acquire by operation of law, by judicial process, by judgment or otherwise.

5. Seller guarantees that all articles covered by this Purchase Order, whether or not Buyer furnishes specifications, shall be delivered free of the rightful claim of any person by way of infringement or the like; and Seller agrees to defend and indemnify Buyer and save Buyer harmless from any and all liability, loss, damage and expense arising from any infringement or alleged infringement of any patent, trademark, copy right, trade secret or other right, by reason of the purchase, lease, use or resale by us of any or all of the articles covered by this Purchase Order.

6. Seller guarantees that all services to be performed hereunder shall be (i) performed in a good and workmanlike manner and in accordance with sound generally accepted practices, (ii) be performed in compliance with all governmental laws and regulations and (iii) involve no unreasonable risk of injury or damage. In addition, Seller warrants that it will conform to the standards set forth in Campbell's Supply Base Requirements and Expectations Manual which is found on the website:http//www.Campbellsoup.com at About Us, Supplier Requirements.

7. For USA sales, Seller guarantees that, in accepting and filling this Purchase Order, Seller has complied and will comply with the Robinson-Patman Act, Section 12 (child labor provisions) of the Fair Labor Standards Act, and all state and Federal laws regarding child labor. In addition, Seller agrees to comply with the following to the extent required by law: (i) the non-discrimination clauses contained in the Section 202, Executive Order 11246, as amended by Executive Order 11375, relating to equal opportunity for all persons without regard to race, color, religion, gender, or national origin, (ii) the affirmative action clauses prescribed in the regulations of the Secretary of Labor under the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended, and under the Rehabilitation Act of 1973, as amended, and (iii) the implementing rules, regulations, and relevant orders relating thereto promulgated by the Secretary of Labor (41 CFR Chapter 60).

Pepperidge Farm, Inc.

12/23/2009 11:30:44

Purchase Order
4500684314

8. Buyer may reject either before or after delivery any materials which do not conform with all specifications and conditions of this Purchase Order or are not delivered at the stated times, delivery times being of the essence. Delay in Seller's delivery and delay in Buyer's acceptance and payment shall be excused to the extent Seller's production or shipment or Buyer's receipt or use of the materials is prevented by strike or labor dispute, fire, or other circumstance beyond control within Seller's establishment or within the location where the materials are intended to be received or used; except that nothing herein shall be deemed to prevent Buyer from canceling undelivered materials which are so delayed. Buyer may cancel any portion of this Purchase Order which remains unfilled after the beginning of any bankruptcy or insolvency proceeding by or against Seller or after the appointment of an assignee for the benefit of Seller's creditors or of a receiver.

9. Seller shall maintain and observe the following:

(a) Insurance - 1) Commercial general liability (bodily injury and property damage), including contractual and product liability and naming Buyer as an additional insured; 2) automobile liability; 3) workers' compensation (in the minimum amounts required by state law and employer's liability at $1,000,000 per accident, per disease, and per employee); and 4) such other insurance policies as may reasonably be required by Buyer (including umbrella policies) with minimum coverage as Buyer shall specify. Before work begins, Seller shall furnish Buyer with certificate(s) of insurance evidencing such coverages. All such policies shall be issued by insurer(s) with a Best's rating of at least A, Financial Class Size VIII, and in such amounts as are reasonably acceptable to Buyer. Seller shall provide Buyer with at least thirty (30) day's prior written notice of any material change in, or expiration or cancellation of any such policy. Without in any way limiting the remedies available to Buyer, Buyer shall have the right to immediately terminate the Purchase Order upon the failure of the Seller to comply with any of the provisions of this guarantee. Failure to deliver such certificates or failure of Buyer to demand such certificates shall not be considered a waiver nor excuse performance under this provision. Seller's liability as stated in the Purchase Order is not limited to the scope or limits of any insurance policy or policies.

(b) Liens - For work performed on Buyer's premises, no lien shall be claimed or filed and complete releases of liens shall be furnished prior to final payment;

(c) Indemnity - For work performed on Buyer's premises, Seller shall defend, indemnify and hold Buyer harmless from all claims, liabilities and damages arising from the work performed.

10. Seller will defend, indemnify and hold harmless Buyer from and against all demands, actions and causes of action ("Suits") which are hereafter made or brought against Buyer by any person for the recovery of damages which is (i) caused by an act or omission of Seller, its agents, employees, subcontractors or anyone directly controlled by Seller in the performance of the services or materials it provides to Buyer under this Purchase Order and (ii) not caused by the gross negligence and/or willful misconduct of Buyer.

11. Seller agrees not to use for any purpose other than the filling of this Purchase Order any drawings, blueprints, samples or other information furnished by Buyer. Seller agrees carefully to safeguard as trade secrets belonging to Buyer all such drawings, blueprints, samples and other information and to prevent such drawings, blueprints, samples and other information from being seen by persons who do not have actual need to see them to enable Seller to fill this Purchase Order. Unless otherwise directed by Buyer, Seller agrees to return all such drawings, blueprints, samples and other information to Buyer at the conclusion or other termination of work under this Purchase Order.

12. Seller agrees to create accurate records, books and accounts of costs and charges to Buyer hereunder and to maintain them in accordance with generally accepted accounting principles. Buyer shall have the right to review and inspect from time to time such records, books and accounts to confirm that amounts paid or to be paid by it hereunder were correctly calculated in accordance with the terms of this Purchase Order. Buyer shall have the right to have its internal/external auditors audit all costs which have been charged to it, including costs that are allocated amongst other Seller operations and the methodology of such allocation. Costs which are allocated among Buyer and others, including Seller, shall be allocated among Buyer and others on a fair and equitable basis having regard to the benefit which each party receives from such costs. Upon Buyer's request, Seller shall provide Buyer with Seller's method used in allocating costs amongst its other operations. If any audit indicates that Buyer has been overcharged or undercharged for costs and/or fees, Seller shall forthwith refund such overcharge and Buyer shall forthwith pay such undercharge. Seller shall have the right to review such audit with Buyer's internal/external auditor.

Pepperidge Farm, Inc.

12/23/2009 11:30:44

Purchase Order
4500684314

13. Unless stated to the contrary, for sales in the USA, this Purchase Order will be governed by, construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles. Each party hereto consents exclusively to subject matter and in personam jurisdiction and venue in the United States District Court of New Jersey. If such court lacks subject matter jurisdiction, then each party hereto consents exclusively to in personam jurisdiction and venue in a court of competent jurisdiction in Camden County, New Jersey.  For Sales in Canada, this Purchase Order will be governed by, construed and enforced in accordance with the laws of the Province of Ontario, without giving effect to conflict of law principles.  Each party hereto consents exclusively to subject matter and in personam jurisdiction and venue in Toronto, Ontario, Canada.

14. If a dispute or claim arises as to interpretation, breach, or enforcement of any provision of this Order, other than enforcement of any provision which would entitle a party to injunctive relief, specific performance, or other equitable relief, the parties agree to resolve the dispute or claim in good faith before resorting to any remedies otherwise available at law.

15. Seller may neither assign this Agreement nor delegate performance hereunder without prior written approval from Buyer.

16. Seller has all licenses, permits and approvals required by any and all applicable governmental agencies or units having jurisdiction that may be required for Seller to enter into agreement for the goods and/or services hereunder.

17. Neither the execution nor delivery by Seller of this Agreement, nor the consummation by Seller of any of the transactions contemplated by this Agreement, will result in the breach of any term or provision of, or constitute a default under, any charter provision or bylaws or material agreement, order, law, rule or regulation to which it is a party or which is otherwise applicable to Seller.

18. In accepting this order, Seller guarantees the above goods against defects in workmanship and material for a period of (1) year after receipt and acceptance, and should any defects develop during that period, Seller agrees to make replacement satisfactory to Buyer without charge.

19. All terms and conditions of this purchase are written or printed on this Purchase Order and, unless otherwise stated in this Purchase Order, any and all terms or conditions in any offer or proposal submitted by Seller, or in any correspondence, or otherwise, are superseded and of no further force or effect. No change in this Purchase Order, or approval of any change order submitted by Seller, shall be valid or enforceable without prior written approval signed by Buyer.

20. This Purchase Order may act as written confirmation of telephone order(s) placed with Seller.

21. Seller's warranties and guarantees survive Buyer's payments and acceptance of the materials.